Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF

SERIES C PREFERRED SHARES OF

REMSLEED HOLDINGS, INC.

A NEVADA CORPORATION

Pursuant to Section 78.1955 of the Nevada Revised Statutes, the undersigned, Thomas J. Wood, hereby certifies as follows:

A. He is the duly elected Chief Executive Officer, Chief Financial Officer and Secretary of Remsleep Holdings, Inc., (the “Company”).

B. No shares of Series C Preferred Shares have been issued.

C. Pursuant to the provisions of section 78.1955 and 78.325 of the Nevada Revised Statutes and the authority conferred on the Board of Directors (the “Board of Directors” or the “Board”) of the Company by the Articles of Incorporation (as amended) of the Company to designate and issue one or more series of preferred stock, par value $0.001 per share, of the Company. While the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares have been authorized and established, the Board of Directors duly adopted and approved a resolution on July 10, 2023 further amending the Articles of Incorporation of the Company (the “Amendment”) to change certain rights of the Series C Preferred Stock, (the “Series C Preferred Stock”), which such resolution is as follows:

1. Authorized Number.

The authorized number of all shares of Series C Preferred Stock of the Company shall be 5,000,000, par value $.001 per share, and such amount may not be increased except by the favorable vote or the written consent of the holders of at least a majority of the issued and outstanding Series C Preferred Stock

2. Liquidation.

The holders of Series C Preferred Stock have the same liquidation rights as the holders of the Company’s Common Stock, sharing on an as-converted basis.

3. Voting.

(a)  General. Subject to Section 3(d) and the other provisions of this Certificate of Designation, each holder of Series C Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series C Preferred Stock and the holders of Common Stock and other series of the Company’s preferred stock shall vote together as a single class.

(b)  Number of Votes. Subject to Section 3(d) and the other provisions of this Certificate of Designation, with respect to any matter, presented to the stockholders of the Company for their vote or consent as to which the holders of Series C Preferred Stock and the holders of Common Stock and other series of the Company’s preferred stock vote together as a single class, provided that the holders of shares of Series C Preferred Stock shall always be entitled to the number of votes equal to no less than 81% of the combined total voting power of the holders of shares of Common Stock plus the total voting power of all other classes of Preferred Shares (voting on an as converted basis) on the record date for the determination of the stockholders entitled to vote on any matter or, if no such record date is established, the date such vote is taken, or any written consent of stockholders first is solicited, with respect to such matter.

(c)  Separate Vote Required.  At any time when shares of Series C Preferred Stock are outstanding, in addition to any other vote required by law or the Company’s Certificate of Incorporation, the Company shall not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting or consenting separately as a class, either directly or by amendment, merger, consolidation or otherwise, change the rights or preferences of the Series C Preferred Stock or increase the authorized number of shares of Series C Preferred Stock.

(d)  Board of Directors Election. Notwithstanding any provision of this Certificate of Designation, so long as any of the shares of Series C Preferred Stock initially issued are outstanding, the holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect a majority of the directors of the Company. The holders of Common Stock and other classes and series of the Company’s stock, voting together as a single class, shall be entitled to elect the remaining directors of the Company.

4. Conversion. The holders of the Series C Preferred Stock shall have, and be subject to, the following conversion rights:

(a)  Conversion. Provided that a Liquidation Event (as hereinafter defined) has not occurred, the holder of each share of the Series C Preferred Stock shall be entitled, upon (i) written notice to the transfer agent (or to the Company if the Company serves as its own transfer agent) and (ii) the satisfaction of the requirements set forth in Section 4(h), to convert all or any part of the Series C Preferred Stock then held by such holder into the number of fully paid and nonassessable shares of Common Stock in determined accordance with Section 4(d).

(b)  Liquidation Event. “Liquidation Event” shall mean (i) the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, or (ii)(A) any reorganization, consolidation, merger or similar transaction or series of related transactions (each, a “Combination Transaction”) in which the Company is a constituent party, or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such Combination Transaction, if, as a result of such Combination Transaction, the voting securities of the Company that are outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an “Acquiring Stockholder”, as defined below) do not represent, or are not converted into, securities of the surviving Company of such Combination Transaction (or such surviving Company’s parent Company if the surviving Company is owned by the parent Company) that, immediately after the consummation of such Combination Transaction, together possess at least a majority of the total voting power of all securities of such surviving Company (or its parent Company, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving Company (or its parent Company, if applicable) that are held by the Acquiring Stockholder; or (B) a sale, lease, license, transfer or other disposition, whether in a single transaction or a series of related transactions, of all or substantially all of the assets of the Company. An “Acquiring Stockholder” means a stockholder or stockholders of the Company that (1) merges or combines with the Company in such Combination Transaction or (2) owns or controls a majority of another Company that merges or combines with the Company in such Combination Transaction.

(c)  Conversion Time. The “Conversion Time” with respect to a Liquidation Event shall mean immediately prior to the occurrence of the Liquidation Event (which for purposes of a Liquidation Event described in Section 4(b)(ii) hereof shall mean immediately prior to the closing of such Liquidation Event), in which event the person(s) entitled to receive Common Stock of the Company upon conversion of the Series C Preferred Stock shall not be deemed to have converted such Series C Preferred Stock until immediately prior to the occurrence of the Liquidation Event. The “Conversion Time” with respect to a conversion pursuant to Section 4(a) shall be the date the requirements identified in Section 4(a)(i) and (ii) are satisfied.

(d)  Conversion Formula. At Conversion Time, each share of Series C Preferred Stock subject to conversion shall be convertible into 300 shares of Common Stock (the “Series C Preferred Stock Conversion Formula”). The Series C Preferred Stock Conversion Formula shall be subject to adjustment pursuant to Section 5 from time to time. Following each adjustment, such adjusted Series C Preferred Stock Conversion Formula shall remain in effect until a further adjustment hereunder.

(e)  Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Certificate of Incorporation.

(f) Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series C Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall instead round down to the next lowest whole share of Common Stock.

(g)  No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights, preferences and privileges of the holders of the Series C Preferred Stock against impairment.

(h)  Mechanics of Conversion. Before any holder of Series C  Preferred Stock shall be entitled to convert shares of Series C Preferred Stock into shares of Common Stock in connection with a conversion pursuant to Section 4(a), the holder shall surrender the certificate for such shares of Series C Preferred Stock (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series C Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series C Preferred Stock represented by such certificate and, if applicable, any event on which such conversion is contingent.

The notice shall state the holder’s name or the name(s) of the person(s) in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or his, her or its attorney duly authorized in writing.

(i) Taxes Upon Conversion. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant to this Section 5(i). The Company shall not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that the tax has been paid.

(j) New Stock Certificate. In the event less than all the shares represented by a certificate are converted, the Company shall promptly issue to the holder thereof a new certificate representing the unconverted shares.

(k) Delivery of Common Stock Certificates. As soon as practicable after the conversion of shares of Series C Preferred Stock, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to applicable holder of Series C Preferred Stock, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and non-assessable shares of Common Stock to which such holder shall be entitled on such conversion.

5. Adjustments.

(a)  Adjustment Upon Common Stock Event. At any time or from time to time hereafter, upon the happening of a Common Stock Event (as hereinafter defined), the Series C Preferred Stock Conversion Formula shall, simultaneously with the happening of such Common Stock Event, be adjusted so that the number of shares of Common Stock receivable upon conversion thereof equals the number of shares of Common Stock which they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such Common Stock Event. The Series C Preferred Stock Conversion Formula shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(b)  Adjustments for Other Dividends and Distributions. If at any time or from time to time hereafter the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series C Preferred Stock or with respect to such other securities by their terms.

(c) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time hereafter the Common Stock issuable upon the conversion of the Series C Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 6), then in any such event, but subject to Section 5, each holder of Series C Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(d) Reorganizations, Mergers and Consolidations. If at any time or from time to time hereafter there is a reorganization of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section.6) or a merger or consolidation of the Company with or into another Company (except a Liquidation Event), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series C Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series C Preferred Stock, the number of shares of stock or other securities or property of the Company, or of such successor Company resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series C Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Series C Preferred Stock Conversion Formula then in effect and number of shares issuable upon conversion of the Series C Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 5 shall similarly apply to successive reorganizations, mergers and consolidations.

(e)  Certificate of Adjustment. In each case of an adjustment or readjustment of the Series C Preferred Stock Conversion Formula, the Company, at its expense, shall cause its chief financial officer (or other executive officer) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid (or by electronic mail if agreed to by the holder), to each holder of the Series C Preferred Stock at such holder’s registered address as shown on the Company’s books.

7.    Notices. Any notice required by the provisions of this Amended and Restated Certificate of Designation to be given to the holders of shares of the Series C Preferred Stock shall be deemed given upon the earlier of (i) actual receipt, (ii) three (3) days after deposit in the United States mail, postage prepaid, or (iii) one (1) business day after deposit with a recognized and reputable express courier for delivery the next business day, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

IN WITNESS WHEREOF, the Company has executed this Certificate of Designation by its duly authorized officer on this 24th day of July 2023

REMSLEEP HOLDINGS, INC.

By:	/s/ Thomas J. Wood
Thomas J. Wood, Chief Executive Officer